Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS FOURTH QUARTER 2021 RESULTS AND RECENT DEVELOPMENTS

HUNT VALLEY, MARYLAND – February 2, 2022 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter and the year ended December 31, 2021.  The Company reported net income for the quarter of $34.2 million or $0.14 per common share.  The Company also reported Nareit Funds From Operations (“Nareit FFO”) for the quarter of $123.5 million or $0.50 per common share, Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) of $190.4 million or $0.77 per common share, and Funds Available for Distribution (“FAD”) of $178.8 million.

Nareit FFO, AFFO and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the performance of real estate investment trusts.  For more information regarding these non-GAAP measures, see the “Non-GAAP Financial Measures” on the Company’s website at www.omegahealthcare.com.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “Portfolio occupancy growth stalled in the fourth quarter, driven by a continuing stretched labor market and the early effects of the Omicron variant. This impacted consolidated operator profitability, which declined slightly in the quarter. In an industry where many operators continue to rely on federal and state support, it remains to be seen to what extent future support will be sufficient to fund operator obligations until occupancy returns to a sustainable level.”

Mr. Pickett continued, “As expected, our near-term adjusted FFO and FAD financial results were impacted by non-payment of rent by a few operators as well as a reduction in the collateral supporting non-paying operators. This will likely continue in the next few quarters as we work to resolve these issues. At the same time, we believe that the strong appetite for these assets, as evidenced by the robust transaction market, and the secular tailwinds that continue to exist for this industry should result in a relatively modest long-term financial impact to the business from the resolution of these operator issues.”

Mr. Pickett concluded, “As we have throughout this crisis, we would like to highlight the incredible efforts of our operators and their heroic employees, who continue to work tirelessly and bravely to protect and care for their residents.”

2022 RECENT DEVELOPMENTS AND 2021 QUARTERLY HIGHLIGHTS

In Q1 2022, the Company…

●	completed $16 million of real estate acquisitions.
●	authorized a $500 million stock repurchase program.
●	declared a $0.67 per share quarterly cash dividend on common stock.
●	was included in the 2022 Bloomberg Gender-Equality Index.

In Q4 2021, the Company…

●	invested $20 million in capital renovation and construction-in-progress projects.
●	sold 3 facilities for $8 million in cash proceeds, generating a $1 million gain.
●	paid a $0.67 per share quarterly cash dividend on common stock.

In Q3 2021, the Company…

●	completed $66 million of mortgage loan investments.
●	invested $96 million in capital renovation and construction-in-progress projects.
●	completed $10 million of real estate acquisitions.
●	sold 15 facilities for $110 million in cash proceeds, generating a $56 million gain.
●	paid a $0.67 per share quarterly cash dividend on common stock.

In Q2 2021, the Company…

●	collected over 99% of contractual rent and mortgage payments.
●	entered into a new $1.45 billion unsecured credit facility.
●	entered into a new $50 million term loan.
●	implemented a new $1.0 billion “at-the-market” (“ATM”) offering program.
●	completed $6 million of mortgage loan investments.
●	sold six facilities for $13 million in cash proceeds, generating a $4 million gain.
●	invested $31 million in capital renovation and construction-in-progress projects.
●	paid a $0.67 per share quarterly cash dividend on common stock.

In Q1 2021, the Company…

●	collected over 99% of contractual rent and mortgage payments.
●	issued $700 million aggregate principal amount of 3.250% Senior Notes due 2033.
●	redeemed $350 million aggregate principal amount of 4.375% Senior Notes due 2023.
●	completed $595 million of real estate acquisitions.
●	sold 24 facilities for $188 million in cash proceeds, generating a $100 million gain.
●	invested $17 million in capital renovation and construction-in-progress projects.
●	announced the opening of Inspīr Carnegie Hill (Upper East Side, Manhattan) to residents.
●	paid a $0.67 per share quarterly cash dividend on common stock.
●	was included in the 2021 Bloomberg Gender-Equality Index.

NET INCOME

The Company reported net income of $34.2 million, or $0.14 per common share, on revenues of $249.9 million for the quarter ended December 31, 2021. This compares to net income of $63.1 million, or $0.27 per common share, on revenues of $263.8 million, for the same period in 2020.

For the year ended December 31, 2021, the Company reported net income of $428.3 million, or $1.76 per common share, on revenues of $1.1 billion. This compares to net income of $163.5 million, or $0.70 per common share, on revenues of $892.4 million, for the same period in 2020.

The year-over-year increase in net income for the year ended December 31, 2021 was primarily due to (i) a $142.5 million increase in gain on the sale of assets, (ii) a $107.8 million decrease in the write-off of non-cash revenue (primarily straight-line revenue), (iii) $62.6 million in revenue from incremental new investments completed, (iv) a $27.8 million decrease in impairment on real estate properties and (v) a $9.9 million increase in income from unconsolidated joint ventures. The increase in net income was partially offset by (i) a $39.7 million increase in provision for credit losses, (ii) a $17.4 million increase in loss on early extinguishment of debt, (iii) a $12.1 million increase in depreciation and amortization expense from new investments, (iv) a $9.0 million increase in interest expense, (v) a $2.6 million increase in stock-based compensation expense and (vi) a $1.9 million increase in severance costs.

Net income for the three months and year ended December 31, 2021 includes $0.1 million and $11.8 million of revenue recognized related to the application of security deposits and letters of credit proceeds, respectively. Net income for the three months and year ended December 31, 2021 also includes $14.8 million and $21.3 million, respectively, of revenue recognized based upon our ability to offset uncollected contractual rental obligations due from an operator against the interest and principal of certain Omega debt obligations.

FOURTH QUARTER 2021 RESULTS

Revenues – Revenues for the quarter ended December 31, 2021 totaled $249.9 million, which included $13.0 million of straight-line and other non-cash revenue, $7.4 million of non-recurring revenue and $3.5 million of real estate tax and ground rents, which were partially offset by a $16.4 million write-off of straight-line and other non-cash revenue.

Expenses – Expenses for the quarter ended December 31, 2021 totaled $216.6 million, primarily consisting of $85.3 million of depreciation and amortization expense, $55.1 million of interest expense, a $49.7 million provision for credit losses, $13.0 million of general and administrative (“G&A”) expense (which included $2.7 million of severance costs), $4.5 million of stock-based compensation expense, $3.6 million of real estate tax and ground lease expense, $3.2 million of amortized deferred financing costs, and $2.2 million of impairment on real estate properties.

Other Income and Expense – Other income for the quarter ended December 31, 2021 totaled $0.3 million, which included $1.0 million of gain on assets sold, which was offset by $0.6 million of other expense and $0.1 million in charges related to the early extinguishment of debt obligations.

Funds From Operations – Nareit FFO for the quarter ended December 31, 2021 was $123.5 million, or $0.50 per common share, on 246.9 million weighted-average common shares outstanding, compared to $173.3 million, or $0.73 per common share, on 236.8 million weighted-average common shares outstanding, for the same period in 2020.

The $123.5 million of Nareit FFO includes a $16.4 million write-off of straight-line and other non-cash revenue, a $50.6 million non-cash provision for credit losses, $4.5 million of non-cash stock-based compensation expense, $2.7 million of severance costs, and a $0.1 million loss on early extinguishment of debt, which were partially offset by $7.4 million of non-recurring revenue.

The $173.3 million of Nareit FFO for the quarter ended December 31, 2020 included a $12.4 million loss on debt extinguishment, $4.4 million of non-cash stock-based compensation expense, $4.4 million in non-cash provision for credit losses, a $2.1 million write-off of straight-line and other non-cash revenue, $2.0 million of acquisition, merger and transition related costs offset by $4.3 million of non-recurring revenue and a $2.0 million recovery on direct financing leases.

Adjusted FFO was $190.4 million, or $0.77 per common share, for the quarter ended December 31, 2021, compared to $192.5 million, or $0.81 per common share, for the same quarter in 2020. For further information, see the “Funds From Operations” schedule below and on the Company’s website.

2021 ANNUAL RESULTS

Revenues – Revenues for the year ended December 31, 2021 totaled $1.1 billion, which included $48.8 million of straight-line and other non-cash revenue, $19.4 million of non-recurring revenue, and $13.0 million of real estate tax and ground rents, which were partially offset by a $38.8 million write-off of straight-line and other non-cash revenue.

Expenses – Expenses for the year ended December 31, 2021 totaled $777.0 million, primarily consisting of $342.0 million of depreciation and amortization expense, $222.3 million of interest expense, a $77.7 million provision for credit losses, $44.7 million of impairment on real estate properties, $41.8 million of G&A expense (which included $2.7 million of severance costs), $21.4 million of stock-based compensation expense, $13.7 million of real estate tax and ground lease expense, and $12.3 million of amortized deferred financing costs.

Other Income and Expense – Other income for the year ended December 31, 2021 totaled $130.3 million, which included $161.6 million of gain on assets sold, which was offset by $30.8 million in charges related to the early extinguishment of debt obligations and $1.3 million of other expense.

Funds From Operations – Nareit FFO for the year ended December 31, 2021 was $655.2 million, or $2.68 per common share, on 244.3 million weighted-average common shares outstanding, compared to $555.9 million, or $2.36 per common share, on 235.1 million weighted-average common shares outstanding, for the same period in 2020.

The $655.2 million of Nareit FFO includes a $38.8 million write-off of straight-line and other non-cash revenue, a $78.6 million non-cash provision for credit losses, $21.4 million of non-cash stock-based compensation expense, $2.7 million of severance costs, and a $30.8 million loss on early extinguishment of debt, which were partially offset by $19.4 million of non-recurring revenue and a $0.7 million recovery on direct financing leases.

The $555.9 million of Nareit FFO for the year ended December 31, 2020 included a  $146.6 million write-off of straight-line and other non-cash revenue, $38.0 million of non-cash provision for credit losses, $18.8 million of non-cash stock-based compensation expense, $13.3 million of loss on debt extinguishment, $2.0 million of acquisition, merger and transition related costs, a $2.5 million loss on early extinguishment of debt related to an unconsolidated joint venture, a $1.6 provision for uncollectible receivables related to an unconsolidated joint venture, and $0.9 million in severance costs, which were partially offset by $16.2 million of non-recurring revenue and a $3.1 million recovery on direct financing leases.

Adjusted FFO was $809.8 million, or $3.31 per common share, for the year ended December 31, 2021, compared to $760.4 million, or $3.23 per common share, for 2020. For further information, see the “Funds From Operations” schedule below and on the Company’s website.

FINANCING ACTIVITIES

$500 Million Stock Repurchase Program – As previously announced, in January 2022, the Board of Directors authorized a program allowing the repurchase of up to $500 million of Omega’s outstanding common stock through March 2025.  The timing and amount of stock repurchases is at the discretion of management; however, management is under no obligation to repurchase any amount of stock.  No shares of stock have been repurchased under the program.

ATM Program and Dividend Reinvestment and Common Stock Purchase Plan – During the quarter ended December 31, 2021, the Company sold 80 thousand shares of its common stock under its ATM program and its Dividend Reinvestment and Common Stock Purchase Plan. Aggregate gross proceeds from these sales generated $2.3 million in the fourth quarter and $281.8 million year-to-date:

	At-the-Market Program for 2021
	(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Total
Number of shares	1,617	2,497	37	-	4,151
Average price per share	$37.95	$37.00	$36.53	$-	$37.37
Gross proceeds	$61,355	$92,402	$1,354	$-	$155,111

	Dividend Reinvestment and Common Stock Purchase Plan for 2021
	(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Total
Number of shares	416	1,640	1,279	80	3,415
Average price per share	$37.23	$37.69	$36.88	$28.30	$37.11
Gross proceeds	$15,491	$61,795	$47,178	$2,258	$126,722

2022 RECENT AND 2021 FOURTH QUARTER PORTFOLIO ACTIVITY

Q1 2022 Portfolio Activity:

Operator Collectability – In January 2022, an operator representing 3.5% of Q4 2021 contractual annualized rent and mortgage interest revenue, did not pay its contractual amounts due under its lease agreement. The operator asked for a short-term rent deferral and negotiations with the operator are on-going. Omega holds a $1.0 million letter of credit from this operator.

$8 Million Real Estate Acquisition – On January 31, 2022, the Company acquired one care home in the United Kingdom (similar to assisted living facilities in the United States) for approximately $8.2 million. The facility was added to an existing operator’s master lease with an initial cash yield of 8.0% with 2.5% annual escalators.

$8 Million Real Estate Acquisition – On January 1, 2022, the Company acquired a Maryland skilled nursing facility (“SNF”) for $8.2 million and amended an operator’s existing lease, with an initial term expiring on December 31, 2032, to include the acquired facility. The incremental base rent for the additional facility in the initial year is $0.8 million and includes annual escalators of 2.5%.

Q4 2021 Portfolio Activity:

Guardian – Guardian Healthcare (“Guardian”) failed to make contractual rent and interest payments under its lease and mortgage loan agreements from October through December 2021. The Company is currently in negotiations to restructure and amend Guardian’s lease and loan agreements. As part of the restructuring negotiations, on December 30, 2021, the Company acquired 2 SNFs, previously subject to the Guardian mortgage loan, in consideration for a reduction of $8.7 million in the mortgage principal and added the facilities to Guardian’s master lease agreement. As a result of Guardian’s non-payment of contractual rent and interest and the anticipated restructuring plan, in the fourth quarter of 2021, the Company wrote-off $14.0 million of straight-line rent and lease inducements and recorded a $38.2 million provision for credit losses on its $103.8 million Guardian mortgage loan portfolio to reduce the carrying value of the loan to the fair value of the collateral.

Gulf Coast – On October 14, 2021, Gulf Coast Health Care (“Gulf Coast”) commenced voluntary cases under Chapter 11 of the United States Bankruptcy Code. In connection with the bankruptcy, the Company entered into a restructuring support agreement with Gulf Coast and has agreed to provide up to $25 million in senior secured debtor-in-possession (“DIP”) financing, subject to certain conditions, to provide liquidity and assist with the transition of operations in the Company’s 23 open facilities. Operations of the 23 open facilities were transitioned to another operator on December 1, 2021. In the fourth quarter of 2021, the Company funded $20.5 million under the DIP facility and simultaneously fully reserved for the loan through a provision for credit losses. In the fourth quarter, the Company recorded $14.8 million of revenue based on Omega’s ability to offset its uncollected contractual rent against the interest and principal of certain debt obligations owed by Omega.

$20 Million of Real Estate Investments – In the fourth quarter of 2021, the Company completed approximately $16.4 million in capital renovations and $4.1 million of new construction projects.

Asset Sales and Impairments:

$8 Million in Asset Sales – In the fourth quarter of 2021, the Company sold 3 facilities for $7.7 million in cash, recognizing a gain of approximately $1.0 million.  All of these facilities were previously classified as held for sale.

Impairments and Assets Held for Sale – During the fourth quarter of 2021, the Company recorded a $2.2 million net impairment charge to reduce the net book value of one SNF to its estimated fair value.

As of December 31, 2021, the Company had 41 facilities classified as assets held for sale, totaling approximately $261.2 million in net book value. In December 2021, the Company entered into an agreement to sell 22 facilities formerly operated by Gulf Coast for gross proceeds of approximately $318 million. The sale is targeted to close on or around April 1, 2022. All of the remaining 19 facilities were under contract as of January 31, 2022.

BALANCE SHEET AND LIQUIDITY

As of December 31, 2021, the Company had $5.3 billion of outstanding indebtedness with a weighted-average annual interest rate of 4.17%.  The Company’s indebtedness consisted of an aggregate principal amount of $4.9 billion of senior unsecured notes, a $50.0 million unsecured term loan, and $362.0 million of secured debt.  As of December 31, 2021, total cash and cash equivalents were $20.5 million and the Company had its full $1.45 billion of undrawn capacity on its revolving credit facility.

DIVIDENDS

On January 27, 2022, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid February 15, 2022, to common stockholders of record as of the close of business on February 7, 2022.

TAX TREATMENT FOR 2021 DIVIDENDS

On February 16, 2021, May 17, 2021, August 13, 2021 and November 15, 2021, the Company paid dividends to its common stockholders in the per share amounts of $0.67 for stockholders of record on February 8, 2021, May 3, 2021, August 2, 2021 and November 5, 2021, respectively. The Company has determined the tax treatment for the dividends is as follows:

Dividend Payment Date	% Taxable as Ordinary Income	% Taxable as Return of Capital	% Taxable as Capital Gain
February 16, 2021	74.1422%	21.4776%	4.3802%
May 17, 2021	74.1422%	21.4776%	4.3802%
August 13, 2021	74.1422%	21.4776%	4.3802%
November 15, 2021	74.1422%	21.4776%	4.3802%

ESG

On January 26, 2022, Omega, for the third consecutive year, was named one of 418 companies across 50 industries included in the Bloomberg Gender-Equality Index (“GEI”).  The GEI brings transparency to gender-related practices and policies at publicly listed companies, increasing the breadth of environmental, social and governance data available to investors. The GEI scoring methodology allows investors to assess company performance and compare across industry peer groups. The reference index measures gender equality across five pillars: female leadership and talent pipeline, equal pay and gender pay parity, inclusive culture, sexual harassment policies, and pro-women brand.

2022 GUIDANCE

Given the continued uncertainty related to the COVID-19 pandemic, its impact on the financial performance of the Company’s operators and the extent of future necessary government support to the operators, the Company will not be providing 2022 earnings guidance.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, February 3, 2022 at 10 a.m. Eastern time to review the Company’s 2021 fourth quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants may use the dial-in number (412) 902-4140.  Ask the operator to be connected to the “Omega Healthcare’s Fourth Quarter 2021 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “Omega Healthcare Investors, Inc. 4Q Earnings Call” hyper link under “Upcoming Events” in the Investor Relations section on Omega’s website homepage.  Webcast replays of the call will be available on Omega’s website for approximately two weeks following the call.  Additionally, a copy of the earnings release will be available in the “Featured Documents” and “Press Releases” sections of Omega’s website.

* * * * * *

Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure.  The assets span all regions within the United States, as well as in the United Kingdom.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Corporate Strategy & Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements and Cautionary Language

Novel coronavirus (“COVID-19”) data has been provided by our operators. We caution that we have not independently validated facility virus incidence information, it may be reported on an inconsistent basis by our operators, and we can provide no assurance regarding its accuracy or that there have not been any changes since the time the information was obtained from our operators; we also undertake no duty to update this information.

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the impact of the COVID-19 pandemic on our business and the business of our operators, including without limitation, the extent and duration of the COVID-19 pandemic, increased costs, staffing shortages and decreased occupancy levels experienced by operators of SNFs and assisted living facilities (“ALFs”) in connection therewith, the ability of operators to comply with infection control and vaccine protocols, the long-term impact of vaccinations on facility infection rates, and the extent to which continued government support may be available to operators to offset such costs and the conditions related thereto; (iii) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (iv) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (v) the availability and cost of capital to Omega; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (ix) additional regulatory and other changes in the healthcare sector; (x) changes in the financial position of Omega’s operators; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) changes in interest rates; (xiii) the timing, amount and yield of any additional investments; (xiv) changes in tax laws and regulations affecting REITs; (xv) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xvi) Omega’s ability to maintain its status as a REIT; (xvii) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, other health crises or pandemics and governmental action, particularly in the healthcare industry, and (xviii) other factors identified in Omega’s filings with the Securities and Exchange Commission.  Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$7,448,126	$7,269,596
Land	916,328	883,765
Furniture and equipment	511,271	518,664
Construction in progress	74,062	30,129
Total real estate assets	8,949,787	8,702,154
Less accumulated depreciation	(2,160,696)	(1,996,914)
Real estate assets – net	6,789,091	6,705,240
Investments in direct financing leases – net	10,873	10,764
Mortgage notes receivable – net	835,086	885,313
	7,635,050	7,601,317
Other investments – net	469,884	467,442
Investments in unconsolidated joint ventures	194,687	200,638
Assets held for sale	261,151	81,452
Total investments	8,560,772	8,350,849

Cash and cash equivalents	20,534	163,535
Restricted cash	3,877	4,023
Contractual receivables – net	11,259	10,408
Other receivables and lease inducements	251,815	234,666
Goodwill	651,417	651,737
Other assets	138,804	82,231
Total assets	$9,638,478	$9,497,449

LIABILITIES AND EQUITY
Revolving credit facility	$—	$101,158
Secured borrowings	362,081	369,524
Senior notes and other unsecured borrowings – net	4,891,455	4,698,570
Accrued expenses and other liabilities	268,516	280,824
Deferred income taxes	8,200	10,766
Total liabilities	5,530,252	5,460,842

Equity:
Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 239,061 shares as of December 31, 2021 and 231,199 shares as of December 31, 2020	23,906	23,119
Additional paid-in capital	6,427,566	6,152,887
Cumulative net earnings	3,011,474	2,594,735
Cumulative dividends paid	(5,553,908)	(4,916,097)
Accumulated other comprehensive loss	(2,200)	(12,768)
Total stockholders’ equity	3,906,838	3,841,876
Noncontrolling interest	201,388	194,731
Total equity	4,108,226	4,036,607
Total liabilities and equity	$9,638,478	$9,497,449

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues
Rental income	$214,314	$224,080	$910,722	$740,815
Real estate tax and ground lease income	3,483	3,089	12,955	12,612
Income from direct financing leases	257	258	1,029	1,033
Mortgage interest income	20,968	24,044	91,661	89,422
Other investment income	10,476	11,994	44,721	44,864
Miscellaneous income	451	320	1,721	3,635
Total revenues	249,949	263,785	1,062,809	892,381

Expenses
Depreciation and amortization	85,269	82,623	342,014	329,924
General and administrative	13,036	10,381	41,757	39,619
Real estate tax and ground lease expense	3,624	3,230	13,716	13,764
Stock-based compensation expense	4,502	4,442	21,415	18,822
Acquisition, merger and transition related costs	—	1,956	1,814	2,018
Impairment on real estate properties	2,205	28,762	44,658	72,494
Recovery on direct financing leases	—	(2,003)	(717)	(3,079)
Provision for credit losses	49,710	4,420	77,733	37,997
Interest expense	55,062	55,981	222,316	213,313
Interest – amortization of deferred financing costs	3,163	2,692	12,288	10,076
Total expenses	216,571	192,484	776,994	734,948

Other income (expense)
Other expense – net	(632)	(282)	(1,298)	(957)
Loss on debt extinguishment	(56)	(12,444)	(30,763)	(13,340)
Realized gain on foreign exchange	47	128	717	78
Gain on assets sold – net	975	5,181	161,609	19,113
Total other income (expense)	334	(7,417)	130,265	4,894

Income before income tax expense and income from unconsolidated joint ventures	33,712	63,884	416,080	162,327
Income tax expense	(967)	(2,299)	(3,840)	(4,925)
Income from unconsolidated joint ventures	1,493	1,489	16,062	6,143
Net income	34,238	63,074	428,302	163,545
Net income attributable to noncontrolling interest	(947)	(1,678)	(11,563)	(4,218)
Net income available to common stockholders	$33,291	$61,396	$416,739	$159,327

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.14	$0.27	$1.76	$0.70
Diluted:
Net income	$0.14	$0.27	$1.75	$0.70
Dividends declared per common share	$0.67	$0.67	$2.68	$2.68

OMEGA HEALTHCARE INVESTORS, INC.

FUNDS FROM OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Net income (1)(2)	$34,238	$63,074	$428,302	$163,545
Deduct gain from real estate dispositions	(975)	(5,181)	(161,609)	(19,113)
(Deduct gain) add back loss from real estate dispositions of unconsolidated joint ventures	(135)	544	(14,880)	(5,894)
Sub-total	33,128	58,437	251,813	138,538
Elimination of non-cash items included in net income:
Depreciation and amortization	85,269	82,623	342,014	329,924
Depreciation - unconsolidated joint ventures	2,906	3,439	12,285	14,000
Add back provision for impairments on real estate properties	2,205	28,762	44,658	72,494
Add back provision for impairments on real estate properties of unconsolidated joint ventures	—	—	4,430	—
Add back unrealized loss on warrants	—	61	43	988
Nareit funds from operations (“Nareit FFO”)	$123,508	$173,322	$655,243	$555,944

Weighted-average common shares outstanding, basic	239,649	228,785	236,933	227,741
Restricted stock and PRSUs	430	1,761	785	1,239
Omega OP Units	6,837	6,263	6,620	6,124
Weighted-average common shares outstanding, diluted	246,916	236,809	244,338	235,104

Nareit funds from operations available per share	$0.50	$0.73	$2.68	$2.36

Adjustments to calculate adjusted funds from operations:
Nareit FFO	$123,508	$173,322	$655,243	$555,944
Add back:
Uncollectible accounts receivable (3)	16,449	2,107	38,806	146,608
Non-cash provision for credit losses	50,582	4,420	78,605	37,997
Stock-based compensation expense	4,502	4,442	21,415	18,822
Loss on debt extinguishment	56	12,444	30,763	13,340
Acquisition, merger and transition related costs	—	1,956	1,814	2,018
Severance	2,721	—	2,721	853
Deduct:
Non-recurring revenue	(7,436)	(4,260)	(19,350)	(16,201)
Recovery on direct financing leases	—	(2,003)	(717)	(3,079)
Add back unconsolidated joint venture related:
Uncollectible accounts receivable (3)	—	—	—	1,584
Loss on debt extinguishment	—	68	457	2,493
Adjusted funds from operations (“AFFO”) (1)(2)	$190,382	$192,496	$809,757	$760,379

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,114	$2,670	$8,266	$9,986
Capitalized interest	(720)	(321)	(1,524)	(10,029)
Non-cash revenue	(13,000)	(11,923)	(48,751)	(40,709)
Funds available for distribution (“FAD”) (1)(2)	$178,776	$182,922	$767,748	$719,627

(1)	The three months and year ended December 31, 2021, includes the application of $0.1 million and $11.8 million, respectively, of Agemo and Gulf Coast security deposits (letter of credit and cash deposits) in revenue.
(2)	The three months and year ended December 31, 2021, includes $14.8 million and $21.3 million, respectively, of revenue related to Gulf Coast recognized based on the Company’s ability to offset uncollected rent against the interest and principal of certain debt obligations owed by Omega; however, AFFO and FAD includes only $7.4 million and $13.9 million, respectively.
(3)	Straight-line accounts receivable write-off recorded as a reduction to rental income.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the income statement, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term funds from operations was designed by the real estate industry to address this issue.  Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, write-off of straight-line accounts receivable, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), severance, etc.). FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and lease and loan maturities:

	As of December 31, 2021
		Total		# of	# of
Balance Sheet Data	Total # of	Investment	% of	Operating	Operating
	Facilities	($000’s)	Investment	Facilities (2)	Beds (2)
Real estate investments (1)	856	$8,960,660	91%	880	89,216
Mortgage notes receivable	63	835,086	9%	59	6,487
	919	$9,795,746	100%	939	95,703
Assets held for sale	41	261,151
Total investments	960	$10,056,897

	As of December 31, 2021
		Total		# of	# of	Investment
Investment Data	Total # of	Investment	% of	Operating	Operating	per Bed
	Facilities	($000’s)	Investment	Facilities (2)	Beds (2)	($000’s)
SNFs/Transitional care (1)	764	$7,527,240	77%	784	84,623	$89
Senior housing (3)	155	2,268,506	23%	155	11,080	$205
	919	$9,795,746	100%	939	95,703	$102
Assets held for sale	41	261,151
Total investments	960	$10,056,897

(1) Includes one facility under a direct financing lease totaling $10.9 million.

(2) Excludes facilities which are non-operating, closed and/or not currently providing patient services.

(3) Includes ALFs, memory care and independent living facilities.

Revenue by Investment Type (000's)	Three Months Ended		Year Ended
	December 31, 2021		December 31, 2021
Rental property	$214,571	85.8%	$911,751	85.8%
Real estate tax and ground lease income	3,483	1.4%	12,955	1.2%
Mortgage notes	20,968	8.4%	91,661	8.6%
Other investment income and miscellaneous income - net	10,927	4.4%	46,442	4.4%
	$249,949	100%	$1,062,809	100%

Revenue by Facility Type (000's)	Three Months Ended		Year Ended
	December 31, 2021		December 31, 2021
SNFs/Transitional care	$187,054	74.8%	$815,002	76.7%
Senior housing	48,485	19.4%	188,410	17.7%
Real estate tax and ground lease income	3,483	1.4%	12,955	1.2%
Other	10,927	4.4%	46,442	4.4%
	$249,949	100%	$1,062,809	100%

	As of	2021 Q4	% of Total
	December 31, 2021	Annualized	Annualized
Rent/Interest Concentration by Operator ($000’s)	# of	Contractual	Contractual
	Facilities (1)	Rent/Interest (1)(2)	Rent/Interest
Ciena	62	$97,432	10.0%
Consulate	85	95,632	9.8%
Maplewood	17	66,751	6.8%
Communicare	43	64,403	6.6%
Genesis	44	56,839	5.8%
Agemo	51	53,307	5.5%
Saber	50	53,053	5.4%
Brookdale	24	44,781	4.6%
HHC	44	38,139	3.9%
Guardian	35	37,174	3.8%
Remaining Operators (3)	460	369,975	37.8%
	915	$977,486	100.0%

(1) Excludes facilities which are non-operating, closed and/or not currently providing patient services.

(2) Includes mezzanine and term loan interest.

(3) Excludes 23 open facilities and 1 closed facility related to the Gulf Coast bankruptcy (declared in October 2021) and one multi-tenant medical office building.

	As of December 31, 2021
Geographic Concentration by Investment ($000’s)	Total # of	Total	% of Total
	Facilities (1)	Investment (1)(2)	Investment
Florida	115	$1,320,017	13.4%
Texas	114	995,386	10.1%
Michigan	46	648,738	6.6%
Indiana	70	643,640	6.5%
California	52	577,267	5.9%
Ohio	46	576,809	5.8%
Pennsylvania	54	554,741	5.6%
Virginia	28	422,024	4.3%
New York	1	336,069	3.4%
North Carolina	39	327,784	3.3%
Remaining 32 states	295	3,014,923	30.6%
	860	9,417,398	95.5%
United Kingdom	59	447,574	4.5%
	919	$9,864,972	100.0%

(1) Excludes 41 facilities with total investment of approximately $261.2 million classified as assets held for sale.

(2) Excludes $69.2 million of allowance for credit losses.

	As of December 31, 2021
Operating Lease Expirations & Loan Maturities ($000's) (1)	Lease (Rent)	Interest Income	Lease (Rent) and Interest Income	% of Total Annualized Contractual Rent/Interest
2022	$—	$35	$35	0.0%
2023	3,787	526	4,313	0.4%
2024	4,130	7,388	11,518	1.2%
2025	5,109	5,265	10,374	1.1%
2026	41,178	—	41,178	4.2%

(1) Based on annualized 4th quarter 2021 contractual rent and interest.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods.  We have not independently verified this information, and we are providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended September 30, 2021	53.1%	33.3%	13.6%
Three-months ended June 30, 2021	53.2%	33.5%	13.3%
Three-months ended March 31, 2021	50.6%	38.2%	11.2%
Three-months ended December 31, 2020	51.0%	38.1%	10.9%
Three-months ended September 30, 2020	51.6%	37.2%	11.2%

(1) Excludes all facilities considered non-core and does not include federal stimulus revenue.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended September 30, 2021	74.2%	1.52x	1.18x
Twelve-months ended June 30, 2021	74.2%	1.63x	1.28x
Twelve-months ended March 31, 2021	75.3%	1.80x	1.44x
Twelve-months ended December 31, 2020	78.1%	1.86x	1.50x
Twelve-months ended September 30, 2020	80.1%	1.87x	1.51x

(1)	Excludes facilities considered non-core.
(2)	Based on available (operating) beds.
(3)

Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent expense and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.

(4)

Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

The following table presents a debt maturity schedule as of December 31, 2021:

	Unsecured Debt
Debt Maturities ($000’s)	Revolving Credit Facility and OP Term Loan (1)	Senior Notes (1)	Secured Debt	Total Debt Maturities
2022	$—	$—	$2,275	$2,275
2023	—	350,000	—	350,000
2024	—	400,000	—	400,000
2025	50,000	400,000	—	450,000
2026	—	600,000	—	600,000
2027	—	700,000	—	700,000
Thereafter	—	2,450,000	359,806	2,809,806
	$50,000	$4,900,000	$362,081	$5,312,081

(1) Excludes issuance and deferred financing costs.

The following table presents real estate investment activity:

	Three Months Ended		Year Ended
Real Estate Investment Activity ($000's)	December 31, 2021		December 31, 2021
	$ Amount	%	$ Amount	%
Real property	$—	—%	$604,121	71.8%
Construction-in-progress	4,133	20.2%	113,180	13.5%
Capital expenditures	16,351	79.8%	51,138	6.1%
Mortgages	—	—%	72,420	8.6%
Other	—	—%	—	—%
Total	$20,484	100.0%	$840,859	100.0%